Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY PROVIDES UPDATE ON PHASE 2 SIGNAL-FINDING

CLINICAL STUDY OF IPI-504 IN ADVANCED PROSTATE CANCER

CAMBRIDGE, MA, July 14, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has decided to discontinue further enrollment in its Phase 2 single agent, signal-finding study of IPI-504 (retaspimycin hydrochloride) in advanced hormone-refractory prostate cancer. Infinity has not observed evidence of biologic activity in the trial and has, therefore, concluded that the overall risk-benefit ratio does not justify continuing a signal-finding study as a single agent in this indication. Biologic activity was not observed in either the fully enrolled group of patients having previously been treated with a docetaxel-based chemotherapy (n=15) or in the group of patients who had not been previously treated with a docetaxel-based chemotherapy (n=4). Patients currently enrolled in this trial may continue receiving IPI-504 after consultation with their physician.

“With our partners at AstraZeneca, we are pursuing a rigorous and broad clinical research program, including multiple early, disease-specific, signal-finding trials to determine which patients we believe are most likely to benefit from our novel anti-chaperone agent,” said Julian Adams, Ph.D., president of research and development and chief scientific officer at Infinity. “We remain committed to the clinical development of IPI-504 in GIST and non-small cell lung cancer, where we have seen early evidence of activity, as well as to future studies in additional tumor types.”

Infinity’s ongoing trials with IPI-504 in other disease areas include a Phase 2 study in patients with advanced non-small cell lung cancer (NSCLC) and a Phase 1b trial evaluating IPI-504 in combination with docetaxel. In 2007, Infinity reported preliminary evidence of biological activity from the Phase 1 portion of the Phase 1/2 trial in patients with NSCLC who have received at least 12 weeks of treatment with a tyrosine kinase inhibitor. Infinity anticipates reporting preliminary results from the Phase 2 portion of the NSCLC trial by the end of 2008.

Infinity also plans to commence an international Phase 3 registration study of IPI-504 in patients with refractory gastrointestinal stromal tumors (GIST) in the third quarter of 2008 based on the activity and safety data reported at the 2008 Annual Meeting of the American Society of Clinical Oncology. Infinity will conduct this trial under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration and pursuant to scientific advice from the European Medicines Evaluation Agency.

IPI-504 is being jointly developed by Infinity and AstraZeneca/MedImmune.

About Anti-Chaperone Therapy (Hsp90)

Despite recent therapeutic advances, current approaches to treating cancer remain incomplete. Cellular systems critical to the growth and survival of many tumors remain unaddressed by currently available treatments. Heat shock protein 90 (Hsp90) is a central component to the cellular chaperone system – a system that supports and stabiles numerous cancer-causing proteins such as c-Kit, EGFR, and HER2. Inhibition of the Hsp90 chaperone knocks out a critical source of support for cancer cells, leading to tumor growth inhibition and cancer cell death. Thus, targeted anti-chaperone therapy via inhibition of Hsp90 may represent a significant yet currently unaddressed strategy for treating patients with cancer. IPI-504 (retaspimycin hydrochloride) is a novel, targeted anti-chaperone agent that has shown potent and selective inhibition of Hsp90 in preclinical studies.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the commencement of, and reporting of data from, clinical trials of IPI-504, as well as Infinity’s belief regarding the expected benefits of IPI-504 and its other Hsp90 inhibitors. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any Hsp90 inhibitor, including IPI-504, will prove safe or effective in any disease indication in which it is being evaluated. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing safety and efficacy data and new safety and efficacy data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s dependence on its collaboration with AstraZeneca/MedImmune; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on May 9, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. INFI-G

#    #    #